Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152041

Prospectus Supplement to Prospectus dated July 11, 2008

GeoResources, Inc.

Common Stock, Par Value $0.01
Up to 2,053,336 Shares

This prospectus supplement updates the prospectus dated July 11, 2008 relating to the offer for sale of up to an aggregate of 2,053,336 shares of common stock of GeoResources, Inc. by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Security Holders” to reflect (i) a transfer on December 1, 2008 of a warrant to purchase 20,000 shares of common stock from RHP Master Fund, Ltd. to Warrant Strategies Fund, LLC and (ii) a transfer on December 5, 2008 of a warrant to purchase 17,778 shares of common stock from CAMOFI Master LDC to Warrant Strategies Fund, LLC. RHP Master Fund, Ltd. and CAMOFI Master LDC are no longer selling stockholders.  The other information contained under the caption “Selling Security Holders” is not being updated.  The amounts set forth below are based upon information provided to us by the selling stockholders (or their representatives), or on our records, and are accurate to the best of our knowledge.  Unless we indicate otherwise, the information in this prospectus supplement is as of March 5, 2009.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned as of 3/5/09	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock to be Beneficially Owned After Offering (1)
			Number	Percentage (2)
Warrant Strategies Fund, LLC (3)	55,556	55,556	0	*

*      Less than 1%.

(1)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(2)
For each selling stockholder, this number represents the percentage of common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of March 5, 2009 (16,241,717 shares).

(3)	Includes 55,556 shares of common stock underlying warrants. Sean Molloy has voting and investment power over securities held by Warrant Strategies Fund, LLC.

This prospectus supplement is not complete without the prospectus dated July 11, 2008, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 5, 2009.